Exhibit 99.1

Contact:
Rush Enterprises Inc., San Antonio
Steven L. Keller, 830-626-5226
kellers@rushenterprises.com

Karen S. Konecny, 830-626-5102
konecnyk@rushenterprises.com

RUSH ENTERPRISES SIGNS AGREEMENT TO ACQUIRE CERTAIN ASSETS OF
ASBURY AUTOMOTIVE ATLANTA, LLC

SAN ANTONIO, Texas, December 2, 2010 — Rush Enterprises, Inc. (NASDAQ®: RUSHA and RUSHB) (the “Company”), which operates the largest network of commercial vehicle dealerships in North America, announced today that its subsidiary Rush Truck Centers of Georgia, Inc. has entered into agreements to purchase certain assets of Asbury Automotive Atlanta, LLC, a subsidiary of Asbury Automotive Group, Inc. (NYSE®: ABG), which operates commercial truck and bus dealerships representing International, Peterbilt, Isuzu, Hino, UD, IC Bus, and Workhorse in Atlanta, Doraville and Kennesaw, Georgia and a collision center in Atlanta under the “Nalley Motor Trucks” name.

The proposed acquisition would expand the Company’s contiguous network of Rush Truck Centers in the southeast and would result in the Company operating 64 Rush Truck Center locations in 14 states.
The Company anticipates that the purchase price for the assets of Asbury Automotive Atlanta, LLC will be paid in cash and partially financed under the Company’s floor plan and accounts receivable financing arrangements and the incurrence of long-term debt for the real estate. The Company expects the transaction to be accretive to future earnings. The completion of the acquisition is subject to several closing conditions, including the approval of the manufacturers currently represented by Nalley Motor Trucks, and is expected to close in the first quarter of 2011.

“The proposed acquisition is a tremendous opportunity for Rush to support customers in the Atlanta market with well-respected heavy- and medium-duty truck and bus brands,” said W. M. “Rusty” Rush, President and CEO of Rush Enterprises, Inc. “We look forward to the opportunity to welcome the employees of Nalley Motor Trucks into the Rush organization.”

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in North America, representing truck and bus manufacturers including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, UD, Blue Bird, IC Bus, and Autocar. The Company’s dealerships are strategically located in high traffic areas on or near major highways in 14 states throughout the southern and western United States. These one-stop dealerships offer an integrated approach to meeting customer needs — from sales of new and used vehicles and equipment to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. For more information, please visit www.rushenterprises.com.

Forward-Looking Statements.

Certain statements contained herein, including those concerning the proposed acquisition of certain assets of Asbury Automotive Atlanta, LLC, the proposed acquisition’s impact on the Company’s earnings, and the Company’s intention to finance a portion of the purchase price paid for the real estate are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.